UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported)        August 4, 2005

FMB Equibanc, Inc.
(Exact name of registrant as specified in its charter)

Georgia	000-32399	58-2582553
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 North Main Street, Statesboro, Georgia	30458
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:        (912) 489-2600

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03.        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 4, 2005, FMB 2005 Capital Trust I (the “Trust”), a newly formed Delaware statutory trust subsidiary of FMB Equibanc, Inc. (the “Company”), completed the sale of $4.0 million of its trust preferred securities. The trust preferred securities have a maturity of 30 years, are redeemable at the Company’s option beginning September 2010 or upon the occurrence of certain other conditions, and pay cumulative cash distributions accumulating from the date of issuance at an annual rate initially fixed at 6.09% until September 2010, then reset quarterly at an annual rate of three-month LIBOR plus 1.57% thereafter. The Company has fully guaranteed the payment obligations of the Trust under the trust preferred securities on a subordinated basis with respect to the trust preferred securities.

The proceeds from the sale of the trust preferred securities were used by the Trust to purchase an equal amount of floating-rate subordinated debentures (the “Subordinated Debentures”) of the Company. Like the trust preferred securities, the Subordinated Debentures have a maturity of 30 years, are redeemable at the Company’s option beginning September 2010 or upon the occurrence of certain other conditions, and pay cumulative cash distributions accumulating from the date of issuance at an annual rate initially fixed at 6.09% until September 2010, then reset quarterly at an annual rate of three-month LIBOR plus 1.57% thereafter. The Company may defer interest payments on the Subordinated Debentures for up to 20 consecutive quarterly payments, provided there is no event of default and the deferral does not extend past the stated maturity. The proceeds to the Company from the sale of the Subordinated Debentures to the Trust will be used to provide additional capital to Farmers & Merchants Bank, the Company’s wholly-owned subsidiary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FMB EQUIBANC, INC.

By:	/s/ Charles R. Nessmith
Charles R. Nessmith President & Chief Executive Officer

Dated: August 10, 2005